UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): April 26, 2014

Entia Biosciences, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualatin-Sherwood Rd. #800 Sherwood, OR 97140	97140
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 8.01.	Other Events.

On April 26, 2014, Entia Biosciences, Inc. was notified by Penn State University Office of Technology Management via email that Penn State declared that Entia was in breach of several provisions of four separate licensing agreements between the Penn State Research Foundation and Entia and stated that Entia had 30 days to cure the alleged breaches or face automatic termination of the licensing agreements.  Negotiations began between the parties.  A formal letter of breach was received by mail by Entia on May 5, 2014.  The alleged breaches included non-payment of the first installment of a license fee of $70,000, non-payment of royalty fees of $2,767, patent expenses of $15,149, an annual maintenance fee of $5,000, and failing to meet certain milestones.  In the letter Penn State proposed a framework for curing the breaches and amending the four licensing agreements.

On May 9, 2014 Entia Biosciences, Inc. formally agreed with Penn State to a framework to cure the breaches of the four licensing agreements between the parties by countersigning a letter agreement from Penn State.  Entia agreed to issue 80,000 shares of common stock to Penn State which shares will be accepted in lieu of two installment payments of $70,000 each required under the May 25, 2013 Licensing Agreement and the overdue royalty payments in the amount of $2,767.  The annual maintenance fee of $5,000 will be due August 15, 2015 and every anniversary thereafter and shall be creditable against royalties generated during those years.  In addition, Entia agrees to pay the outstanding invoiced patent expenses totaling $15,149 within 15 business days.  Finally, a new exclusive license agreement shall be drafted replacing the four previous license agreements, containing the substance of the letter agreement and a field limiting provision excluding fresh, frozen or canned versions of the mushrooms covered by the licensing agreements.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

 None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: May 14, 2014	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO